Exhibit 99.1

URBAN OUTFITTERS, INC.

Fourth Quarter and Annual Results

Philadelphia, PA – March 5, 2009

For Immediate Release	Contact:	John Kyees
Chief Financial Officer
(215) 454-5500

Urban Outfitters Reports Q4 Earnings

PHILADELPHIA, March 5, 2009 (GLOBENEWSWIRE) - Urban Outfitters, Inc. (NASDAQ:URBN), a leading lifestyle specialty retail company operating under the Anthropologie, Free People, Terrain and Urban Outfitters brands, today announced earnings of $41 million and $199 million for the fourth quarter and year ended January 31, 2009, respectively. Earnings per diluted share were $0.24 for the quarter and $1.17 for the year.

As stated in the Company’s previous sales release on February 5, 2009, total sales for the fourth quarter reached a record $508 million, an increase of 9% over the comparable quarter last year. Comparable retail segment sales, which include our Direct-to-consumer channels, increased 3% for the quarter. Comparable store sales rose 3% at Urban Outfitters and decreased 6% and 13% at Anthropologie and Free People respectively, for a combined total company comparable store sales decrease of 1%. Direct-to-consumer sales surged 20%, reflecting strong growth across all brands. Free People wholesale sales decreased 3% for the quarter. Total Company net sales for the year ended January 31, 2009 increased 22%, to a record $1.8 billion.

“We are pleased to announce healthy fourth quarter earnings despite an uncertain and challenging environment,” said Glen T. Senk, Chief Executive Officer. “We are particularly proud of our team’s ability to execute two critical tasks during the quarter: reducing ‘comp’ inventory levels by 13% versus the prior year, and implementing measurable cost control initiatives resulting in SG&A expense improvements of 73 basis points versus the prior year. It was another record breaking year for the URBN team, and we enter the spring selling season enthusiastically committed to providing a compelling product assortment and customer experience,” finished Mr. Senk.

Net sales for the periods were as follows:

	Three months ended January 31,		Twelve months ended January 31,
	2009	2008	2009	2008
	(in thousands)		(in thousands)
Urban Outfitters stores	$213,435	$196,625	$771,362	$628,328
Anthropologie stores	172,098	165,853	642,161	561,990
Free People stores	9,588	6,302	32,907	17,192
Terrain	1,165	—	5,656	—

Net store sales	396,286	368,780	1,452,086	1,207,510

Direct-to-consumer	87,810	72,920	272,472	205,742

Retail segment net sales	484,096	441,700	1,724,558	1,413,252

Wholesale	23,982	23,711	110,060	94,472

Total net sales	$508,078	$465,411	$1,834,618	$1,507,724

For the fourth quarter ended January 31, 2009, gross profit margin declined by 555 basis points, versus the prior year’s comparable period. This decrease is primarily due to a higher rate of applied and anticipated merchandise markdowns to clear seasonal inventory. For the year ended January 31, 2009, gross profit margin increased by 64 basis points primarily due to the leveraging of store occupancy costs and improvements to initial margins.

As of January 31, 2009, inventories decreased by $2.2 million or 1% on a year-over-year basis as comparable store inventory declines more than offset additions to inventories for new stores. For the quarter ended January 31, 2009, total comparable store inventories decreased by 13%.

For the fourth quarter and year ended January 31, 2009, selling, general and administrative expenses, expressed as a percentage of net sales, decreased by 73 and 76 basis points, respectively, versus the prior year comparable periods. For the quarter, the reduction was primarily driven by cost control across all areas of the business, with the most impact in direct store related expenses. For the year ended January 31, 2009, the favorable rate reduction was primarily due to cost control in direct store related expenses as well as savings related to non-recurring legal fees incurred in the prior year.

The Company’s annual effective tax rate was 35.6% versus 31.6% for the prior year. The prior year’s rate was favorably impacted by the receipt of one-time federal tax incentives for work performed on the development of our new home office. The Company estimates that next year’s tax rate will be similar to this year.

During the year ended January 31, 2009 the Company opened 20 Urban Outfitters stores, 13 Anthropologie stores, 15 Free People stores and 1 Terrain garden center or 49 new stores in total. The Company plans to open 42 to 45 new stores during fiscal year 2010.

Urban Outfitters, Inc. is an innovative specialty retail company which offers a variety of lifestyle merchandise to highly defined customer niches through 142 Urban Outfitters stores in the United States, Canada, and Europe, two web sites and a catalog; 121 Anthropologie stores, a web site, catalog and Leifsdottir, Anthropologie’s recently launched wholesale concept; Free People Wholesale, which sells its product to approximately 1,400 specialty stores and select department stores; 30 Free People stores, a web-site and catalog; and 1 Terrain garden center as of January 31, 2009.

A conference call will be held today to discuss fourth quarter results and will be web cast at 11:00 a.m. EST on: http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=115825&eventID=2075955

This news release is being made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Certain matters contained in this release may constitute forward-looking statements. Any one, or all, of the following factors could cause actual financial results to differ materially from those financial results mentioned in the forward-looking statements: the difficulty in predicting and responding to shifts in fashion trends, changes in the level of competitive pricing and promotional activity and other industry factors, overall economic and market conditions and the resultant impact on consumer spending patterns, including any effects of terrorist acts or war, availability of suitable retail space for expansion, timing of store openings, seasonal fluctuations in gross sales, the departure of one or more key senior managers, import risks, including potential disruptions and changes in duties, tariffs and quotas and other risks identified in filings with the Securities and Exchange Commission. The Company disclaims any intent or obligation to update forward-looking statements even if experience or future changes make it clear that actual results may differ materially from any projected results expressed or implied therein.

###

(Tables follow)

URBAN OUTFITTERS, INC.

Condensed Consolidated Statements of Income

(in thousands, except share and per share data)

(unaudited)

	Quarter Ended January 31,		Fiscal Year Ended January 31,
	2009	2008	2009	2008
Net sales	$508,078	$465,411	$1,834,618	$1,507,724
Cost of sales, including certain buying, distribution and occupancy costs	335,186	281,219	1,121,140	930,952

Gross profit	172,892	184,192	713,478	576,772
Selling, general and administrative expenses	109,698	103,861	414,043	351,827

Income from operations	63,194	80,331	299,435	224,945
Other income, net	2,953	3,459	10,055	9,450

Income before income taxes	66,147	83,790	309,490	234,395
Income tax expense	25,602	30,175	110,126	74,164

Net income	$40,545	$53,615	$199,364	$160,231

Net income per common share:
Basic	$0.24	$0.32	$1.20	$0.97

Diluted	$0.24	$0.32	$1.17	$0.94

Weighted average common shares and common share equivalents outstanding:
Basic	167,309,239	165,629,648	166,793,062	165,305,207

Diluted	170,071,913	170,099,923	170,860,605	169,640,585

AS A PERCENT OF NET SALES
Net sales	100.0%	100.0%	100.0%	100.0%
Cost of sales, including certain buying, distribution and occupancy costs	66.0%	60.4%	61.1%	61.7%

Gross profit	34.0%	39.6%	38.9%	38.3%
Selling, general and administrative expenses	21.6%	22.3%	22.6%	23.3%

Income from operations	12.4%	17.3%	16.3%	15.0%
Other income, net	0.6%	0.7%	0.6%	0.6%

Income before income taxes	13.0%	18.0%	16.9%	15.6%
Income tax expense	5.0%	6.4%	6.0%	4.9%

Net income	8.0%	11.6%	10.9%	10.7%

URBAN OUTFITTERS, INC.

Condensed Consolidated Balance Sheets

(in thousands, except share and per share data)

(unaudited)

	January 31, 2009	January 31, 2008
Assets
Current assets:
Cash and cash equivalents	$316,035	$105,271
Marketable securities	49,948	80,127
Accounts receivable, net of allowance for doubtful accounts of $1,229 and $972, respectively	34,611	26,365
Inventories	169,698	171,925
Prepaid expenses, deferred taxes and other current assets	47,983	49,922

Total current assets	618,275	433,610

Property and equipment, net	505,407	488,889
Marketable securities	155,226	188,252
Deferred income taxes and other assets	43,974	32,040

Total Assets	$1,322,882	$1,142,791

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$62,955	$74,020
Accrued expenses, accrued compensation and other current liabilities	76,416	93,358

Total current liabilities	139,371	167,378

Deferred rent and other liabilities	129,736	121,982

Total Liabilities	269,107	289,360

Shareholders’ equity:
Preferred shares; $.0001 par value, 10,000,000 shares authorized, none issued	—	—
Common shares; $.0001 par value, 200,000,000 shares authorized, 167,712,088 and 166,104,615 issued and outstanding, respectively	17	17
Additional paid-in-capital	170,166	144,204
Retained earnings	901,339	701,975
Accumulated other comprehensive (loss) income	(17,747)	7,235

Total Shareholders’ Equity	1,053,775	853,431

Total Liabilities and Shareholders’ Equity	$1,322,882	$1,142,791